UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 16, 2016

Starz
(Exact name of registrant as specified in its charter)

Delaware	001-35294	20-8988475
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8900 Liberty Circle
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 852-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)

Approval of New Employment Arrangement

On June 16, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Starz approved a new employment arrangement in favor of Christopher P. Albrecht, the Chief Executive Officer of Starz. Mr. Albrecht will also be President of Starz when the new arrangement takes effect. The arrangement provides for a four and one-half year employment term beginning July 1, 2016 and ending December 31, 2020 and for (i) an annual base salary of $1.5 million, (ii) an annual target cash bonus for 2016 of 150% of $1.375 million, (iii) an annual target cash bonus of 200% of Mr. Albrecht’s annual base salary for 2017 and thereafter and (iv) annual equity awards as described below. In connection with the approval of the new employment arrangement, Mr. Albrecht will receive a $3 million grant of restricted shares and a $1 million grant of stock options, each of which will vest on June 30, 2017. The arrangement also provides for yearly renewal following the initial employment term, unless either party elects nonrenewal at least 180 days prior to the expiration of the initial or extended employment term. The arrangement also prohibits Mr. Albrecht’s termination without cause between July 1, 2016 and January 7, 2017.

If Mr. Albrecht is terminated by Starz without “cause” or if he terminates his employment for “good reason,” the arrangement provides for (i) salary continuation payments through the earlier of 18 months and the end of the term, (ii) a lump sum payment of 1.5 times his annual target cash bonus, (iii) continued coverage under Starz’s health and welfare benefit plans for 18 months, with mitigation, (iv) 18 months accelerated vesting of his unvested stock options and restricted shares, (v) pro rata vesting of his unvested performance-based restricted stock units (“PRSUs”) based on time worked during the performance period (subject to achievement of performance targets as determined by the Compensation Committee in its sole discretion) and (vi) stock options to remain exercisable until 90 days from his termination date. If Mr. Albrecht is terminated for cause, the arrangement provides for immediate forfeiture of all vested and unvested equity incentive awards. Further, in the case of Mr. Albrecht’s death or disability, the arrangement provides for (i) a lump sum payment equal to his salary for the remainder of his term plus a prorated amount of salary during the year of his death or disability based on the number of days worked that year prior to such event, (ii) full vesting of any unvested equity incentive awards and (iii) stock options to remain exercisable for one year after his death or date of termination following disability.

Mr. Albrecht’s employment arrangement is expected to be memorialized in a definitive employment agreement with Starz, which is expected to include definitions of “cause” and “good reason” and customary restrictive covenants, including noncompetition and non-solicitation covenants.

On June 27, 2016, Starz issued a press release announcing the approval of the new employment arrangement with Mr. Albrecht, which is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Annual Equity Awards

Under the new employment arrangement, Mr. Albrecht will be entitled to receive an annual $7.25 million grant of equity consisting of 50% stock options, 25% restricted shares and 25% PRSUs. The stock option awards and restricted stock awards will each vest on the first anniversary of the grant date. The PRSUs will cliff-vest after three years, subject to the achievement of performance targets to be established by the Compensation Committee in its sole discretion.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Name
99.1	Press release of Starz, dated June 27, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2016	STARZ

	By:	/s/ David I. Weil
Name: David I. Weil
Title: Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Name
99.1	Press release of Starz, dated June 27, 2016.

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